Exhibit 10.35
CORPORATE JOB CREATION AGREEMENT
     This Corporate Job Creation Agreement (“Agreement”) is entered into as of June ___, 2009, by and between the Pearland Economic Development Corporation of Pearland, Texas (the “PEDC”), and Cardiovascular Systems Inc., having its principal place of business at 650 Campus Drive, St Paul Minnesota (the “Company”), for the establishment of a manufacturing and distribution facility in Pearland, Texas (hereinafter collectively referred to as the “Parties”).
PART I:     DEFINITIONS
“All Documents” means this Agreement; the Texas Enterprise Fund contract between the Company and the State of Texas Governors Office; the Skills Development Fund contract between the Company and the State of Texas Workforce Commission; and the Building Lease (as defined below).
“Building Lease” means the Ground and Building Lease with the PEDC, as Landlord, and the Company, as Tenant, for the Facility (as defined below).
“Commencement Date” means shall have the same date as defined in the Building Lease.
“Comprehensive Benefits” means a healthcare benefit plan including those benefits generally described in Exhibit A and where the Company agrees to offer to pay at least 50% of the cost for each employee who chooses to participate in the Company sponsored plan
“Contract to Hire” means those individuals working on a contract basis for the Company and the Company has the option to hire those individuals as full time employees after a specified period of time usually three to six months, but a maximum of twelve months
“Corporate Personnel” means employees other than Direct Labor and includes executive, administrative, sales and marketing, engineering, quality managers, customer service, IT, and clerical personnel.
“Default means the planned reduction in the Company’s work force, after the First Year of Operation, resulting in the Company having fewer than twenty-five FTEs at the Facility for more than 120 consecutive days.
“Direct Incentives” has the meaning specified in Section 4.03.
“Direct Labor” means employees holding jobs requiring some manual labor and moderate technical knowledge and involving the direct handling of products manufactured or assembled by the Company, either during or after the manufacturing or assembly process. Theses employees would include, but not be limited to, assemblers, team leads, QC techs, QA techs, shipping / receiving specialists, material handling / inspection specialists, etc.

“Facility” means the building in Pearland, Texas to be constructed by the PEDC and leased to the Company pursuant to the Building Lease.
“Full Time Equivalent Employee” or “FTE” means one person working a total of 30 hours or more per week for 26 weeks or more per year. FTE’s may be employees of the Company or those working in the “Contract to Hire” evaluation phase of employment.
“Job” means employment for one FTE.
“First Year of Operation” means the period of time beginning 90 days after the Commencement Date, as defined in the Building Lease, and ending 365 days later.
“Second Year of Operation” means the period of time beginning one year after the beginning of the First Year of Operation and ending two years after the beginning of the First Year of Operation.
“Third Year of Operation” means the period of time beginning two years after the beginning of the First Year of Operation and ending three years after the beginning of the First Year of Operation.
“Fourth Year of Operation” means the period of time beginning three years after the beginning of the First Year of Operation and ending four years after the beginning of the First Year of Operation.
“Fifth Year of Operation” means the period of time beginning four years after the beginning of the First Year of Operation and ending five years after the beginning of the First Year of Operation.
PART II:     PROJECT DESCRIPTION
Subject to the satisfaction of the contingencies set forth herein and performance of the PEDC’s obligations hereunder and under the Building Lease, the Company shall locate a manufacturing and distribution facility in Pearland, Texas. The Company intends to create a minimum 250 jobs by the end of the Fifth Year of Operation in the Pearland Facility. All employees will receive Comprehensive Benefits. In support of the Facility, the Company shall hire at least 90% of its Direct Labor and at least 70% of its new Corporate Personnel from the Houston/Sugarland/Baytown Metropolitan Statistical Area (“HMSA”), unless qualified personnel cannot be found within the HMSA. Attached hereto as Exhibit B is the definition of the area served by HMSA.
PART III:     CONSTRUCTION AND LEASE OF FACILITY
The PEDC shall finance and complete the construction of the Facility, in accordance with the Building Lease within the committed time frame.

PART IV:     TERMS AND CONDITIONS OF JOB CREATION
§4.01     The Texas Enterprise Fund
This project is induced by the Texas Enterprise Fund program (TEF) and Skills Development Fund. The Company has applied for the TEF. The terms and conditions of this agreement are subject to the successful approval of the TEF award in the amount of $1.5 million. The PEDC has committed, by resolution, to guarantee this award amount and shall make payment to the Company for the difference between $1.5 million and the actual award from the State of Texas. This amount is expected to be an amount of $750,000. The payment of the difference from $1.5 million and the actual award from the State of Texas will be made in three (3) equal installments. The first installment payment will be due to the Company on the earlier of (i) the date the Company takes occupancy of the Facility or (ii) the date the Facility is “Substantially Complete”, as such term is defined in the Building Lease. The remaining two installment payments will be paid to the Company on the first and second anniversaries of the date that the first installment payment was due to the Company. The PEDC shall provide its full financial support for the local government portion of the Job Creation Agreement.
§4.02     Employment-Related Performance Guarantees
(a)     Comprehensive Benefits.     The Company shall offer Comprehensive Benefits to each of the Company’s employees and shall provide such Comprehensive Benefits to every employee who elects to receive them from the Company.
(b)	Employment Levels. The Company intends to hire and retain at least 250 FTE’s at the Pearland facility within five (5) years. It is anticipated that new hires of FTEs per year will be as follows:
a.	Year 1 30

b.	Year 2 50

c.	Year 3 60

d.	Year 4 40

e.	Year 5 70
(c)	Determination of Number of Employees. For purposes of this Agreement, the number of employees shall be reported quarterly in accordance with the requirements of the Texas Enterprise Fund. Texas Enterprise Fund Program. The Company shall provide to the PEDC annual reports in the form attached hereto as Exhibit C and allow the PEDC reasonable access to information supporting such reports, for audit purposes. The Company shall not be required to provide copies of information that is confidential to the Company or its employees.
§4.03     Direct Incentives.
Within five days after the execution of this Job Creation Agreement, and the Building Lease, the PEDC will pay to the Company $3,500,000.00. Upon the hiring of the 75th FTE, the PEDC will pay to the Company $1,200,000.00. Upon the hiring of the 125th FTE, the PEDC will pay to the Company $800,000.00. The Company will use these funds for equipment, furnishings, construction, and various operating capacities to support the Pearland facility. The payments described above are referred to in this Agreement as the “Direct Incentives” or “Cash Incentive Funds.”
§4.04     Default.
(a)	Prior to or At 24 Months. If, prior to or within twenty-four 24 months from the Effective Date of this Agreement, the Company is in Default of this Agreement and as a result of such default PEDC terminates this Agreement, the Company shall refund to PEDC all Cash Incentive Funds received.
(b)	After 24 Months. If, after 24 months from the Effective Date of this Agreement, the Company is in Default of this Agreement, and as a result of such Default PEDC terminates this Agreement, the Company shall repay PEDC Cash Incentive Funds as follows:
(i)     If the Default occurs between 24 months and 36 months from the Effective Date, the Company shall repay sixty Percent (60%) of all Cash Incentive Funds received;
(ii)     If the Default occurs between 36 months and 48 months from the Effective Date, the Company shall repay forty Percent (40%) of all Cash Incentive Funds received;
(iii)     If the Default occurs between 48 months and 60 months from the Effective Date, the Company shall repay twenty Percent (20%) of all Cash Incentive Funds received;
(iv)     If the Default occurs at any time after 60 months from the Effective Date, the Company shall repay 0 Percent (0%) of all Cash Incentive Funds received;
(c)	Repayment. If a Default occurs, the Company will have ninety (90) days from receipt of written notification from PEDC of the Default to cure the Default before any repayment is due. If the Company does not cure the Default, any repayment of Cash Incentive Funds shall be paid by the Company to PEDC not later than ninety (90) days after receipt of such written notice of the Default.
(d)	Interest. Any repayment of Cash Incentive Funds shall be subject to an interest rate of 0%.
(e)	Default. If a Default occurs after the Fifth Year of Operation, the Company shall not be required to reimburse any of the Direct Incentives. A natural or man-made disaster that causes a work stoppage does not constitute Default under this Agreement.
(f)	Grant of Security Interest. To secure the Company’s payment of the Repayment Obligation if and as required by subsections 4.04(a) and (b), the Company hereby grants to the PEDC a security interest in the following assets of the Company, whether now owned or existing or hereafter acquired or arising, wherever located, and all proceeds and products thereof (collectively, the “Collateral”): all equipment and furniture within the Facility. The amount secured by the security interest is limited to the maximum amount of the Repayment Obligation applicable under subsections 4.04(a) and (b), as adjusted. In the event of any sale or liquidation of the Collateral, the proceeds shall be applied first to the payment of the Repayment Obligation, and any surplus remaining after the payment of the Repayment Obligation shall be paid to the Company. The security interest of the PEDC granted hereby is now, and shall always remain, subject and subordinate to all security interests held from time to time by Silicon Valley Bank and any other banks or lending institutions related to, or affiliated with, Silicon Valley Bank or its successors and assigns (the “Bank”).
(g)	Perfection of Security Interest. The Company authorizes the PEDC to file financing statements, including amendments or continuations thereof, describing the Collateral, or describing as the collateral covered thereby “all of the Company’s equipment and furniture” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement, in all jurisdictions where the PEDC shall determine, and from time to time at the request of PEDC the Company will execute such other documents as the PEDC may reasonably request to establish and maintain a valid perfected security interest in the Collateral to enable the PEDC to enforce its rights and remedies hereunder with respect to the Collateral, subject to any requirements imposed by the Bank to effectuate the subordination described in subsection 4.04(f).
(h)	Termination of Security Interest. The security interest granted under this Agreement shall terminate at the end of the Fifth Year of Operation or upon the retention of 250 FTEs at the Pearland location for 12 consecutive months. Upon termination of the security interest, the PEDC shall file termination statements to terminate all financing statements filed with respect to the Collateral and shall execute and deliver or file such other releases, satisfactions, and other documents as the Company may reasonably request to confirm the termination of the security interest.
PART V:     OTHER CONSIDERATIONS AND CONDITIONS
§5.01     Documentation Costs.
None of the costs, including attorney’s fees for document preparation or review, will be the responsibility of the Company, except those incurred by the Company for its own counsel and internal corporate review.
§5.02     Severability
If any provision of this Agreement or its application to any person or circumstance is held invalid by any court of competent jurisdiction, such invalidity will not affect any other provisions of this Agreement.

§5.03     Counterparts
This Agreement may be signed in any number of counterparts, each of which will be an original, but all of which taken together will constitute one agreement.
§5.04     Governing Law and Venue
This Agreement shall be governed by, construed according to the laws and regulations of, and subject to the jurisdiction of the State of Texas.
§5.05     No Legal Actions
Other than disclosed in public filings, the Company warrants there are no legal actions, suits, or other proceedings, pending or threatened, before any court or administrative agency, which, if determined adversely to the Company, would have a material adverse effect on the financial condition of the Company.
§5.06     Authorization of Representative Signing for the Benefited Business
The Company, by and through an officer or other representative accepting this Agreement by signing below on the Company’s behalf, has entered into this Agreement with the full knowledge and authorization of the Company under proper procedures prescribed by the articles of incorporation, bylaws, and other documents applicable to the corporate governance of the company.
§5.07     Conditions
The Company’s obligation to perform hereunder is conditioned upon execution by the PEDC and the Company of the Building Lease, satisfaction of the contingencies under the Building Lease and the PEDC’s performance of its obligations thereunder.
ACCEPTANCE PROVISIONS
The parties acknowledge they have read and understand this Agreement and agree to its provisions. The Effective Date will be the date on which the last party hereto signs as shown on the dates below.

Pearland Economic Development Corporation	Cardiovascular Systems, Inc.

By: /s/ Fred Welch Fred Welch	By: /s/ Robert Thatcher, EVP Robert Thatcher, EVP

6/17/09	6/16/09
(Date)	(Date)

ATTEST:
BY:________________________________________________

EXHIBIT A
To
CORPORATE JOB CREATION AGREEMENT
COMPREHENSIVE BENEFITS

EXHIBIT B
To
CORPORATE JOB CREATION AGREEMENT
There are 10 counties in the Houston-Sugar Land-Baytown metropolitan statistical area (MSA) defined by the U.S. Census.
•	Harris County

•	Fort Bend County

•	Montgomery County

•	Brazoria County

•	Galveston County

•	Liberty County

•	Waller County

•	Chambers County

•	Austin County San Jacinto County

EXHIBIT C
To
CORPORATE JOB CREATION AGREEMENT
FORM OF ANNUAL REPORTS